                                                                    Exhibit (11)
                                 STEPAN COMPANY
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           For the Three and Six Months Ended June 30, 1996 and 1995
                                   Unaudited


(In Thousands, except per share amounts)          Three Months Ended    Six Months Ended
                                                       June 30              June 30
                                                 --------------------  ------------------
                                                   1996       1995       1996      1995
                                                   ----       ----       ----      ----
Computation of per Share Earnings
- ---------------------------------
Net income                                          $5,173     $5,418   $10,808   $11,527
Deduct dividends on preferred stock                    267        267       534       535
                                                 ---------  ---------  --------  --------
Income applicable to common stock                   $4,906     $5,151   $10,274   $10,992
                                                 =========  =========  ========  ========
Weighted average number of shares outstanding       10,028      9,977    10,022     9,965

Per share earnings*                                 $0.489     $0.516    $1.025    $1.103
                                                 =========  =========  ========  ========
Computation of Per Share Primary Earnings
- -----------------------------------------
Income applicable to common stock                   $4,906     $5,151   $10,274   $10,992
                                                 =========  =========  ========  ========

Weighted average number of shares outstanding       10,028      9,977    10,022     9,965
Add net shares issuable from assumed exercise
  of options (under treasury stock method)             283        177       220       177
                                                 ---------  ---------  --------  --------
Shares applicable to primary earnings               10,311     10,154    10,242    10,142
                                                 =========  =========  ========  ========

Per share primary earnings*                         $0.476     $0.507    $1.003    $1.084
                                                 =========  =========  ========  ========
Dilutive effect                                       2.7%       1.7%      2.1%      1.7%

Computation of Per Share Fully Diluted Earnings
- -----------------------------------------------
Net income                                          $5,173     $5,418   $10,808   $11,527
                                                 =========  =========  ========  ========

Weighted average number of shares outstanding       10,028      9,977    10,022     9,965
Add net shares issuable from assumed exercise
  of options (under treasury stock method)             283        177       232       177
Add weighted average shares issuable from
  assumed conversion of convertible preferred
  stock                                                887        889       887       889
                                                 ---------  ---------  --------  --------
Shares applicable to fully diluted earnings         11,198     11,043    11,141    11,031
                                                 =========  =========  ========  ========

Per share fully diluted earnings*                   $0.462     $0.491    $0.970    $1.045
                                                 =========  =========  ========  ========
Dilutive effect                                       5.5%       4.8%      5.4%      5.3%


- ------------
*  Rounded

This calculation is submitted in accordance with Regulation  S-K, item
601(b)(11).